Filed Pursuant to Rule 433
Registration Nos. 333-132370 and
333-132370-01

Equity First Protection First OFFERING SUMMARY (Related to the Pricing Supplement No. 2008-MTNDD316, Dated August 22, 2008) CITIGROUP FUNDING INC. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D Contingent Absolute Return Principal Protected Notes 3,615,000 Contingent Absolute Return Principal Protected Notes Based Upon the S&P MidCap 400® Index Due September 7, 2010 Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407. Investment Products Not FDIC Insured May Lose Value No Bank Guarantee August 22, 2008

2	Principal Protected Notes

Overview of the Notes
Types of Investors
Commissions and Fees
Final Terms
Benefits of the Notes
Key Risk Factors for the Notes
Description of the S&P MidCap 400(R) Index
Hypothetical Maturity Payments
Certain U.S. Federal Income Tax Considerations
ERISA and IRA Purchase Considerations
Additional Considerations

Contingent Absolute
Return Principal
Protected Notes
Based Upon the S&P MidCap 400® Index
Due September 7, 2010

This offering summary contains a summary of the terms and conditions of the Principal Protected Notes. We encourage you to read the pricing supplement and accompanying prospectus supplement and prospectus related to this offering for important additional information. Capitalized terms used in this summary are defined in the section “Final Terms” below.

Overview of the Notes
The Contingent Absolute Return Principal Protected Notes Based Upon the S&P MidCap 400® Index (the “Notes”) are offered by Citigroup Funding Inc. and have a maturity of approximately 2 years. The Notes pay an amount at maturity, if any, that will depend on the closing value of the S&P MidCap 400® Index (the “Underlying Index”) being within a specified range on every Index Business Day from the Pricing Date up to and including the Valuation Date and will be based on the percentage change in the value of the Underlying Index from the Pricing Date to the Valuation Date. If the Ending Value does not equal the Starting Value and the closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date is BOTH greater than or equal to 651.94 (approximately 80% of the Starting Value) AND less than or equal to 1,096.07 (approximately 134.50% of the Starting Value), the payment you receive at maturity for each $10 principal amount note you initially invest will be greater than $10. If, however, the closing value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date is greater than 1,096.07 (approximately 134.50% of the Starting Value) or is less than 651.94 (approximately 80% of the Starting Value), the return on the Notes will be zero, regardless of whether the Ending Value is greater than or less than the Starting Value and the payment you receive at maturity for each Note you then hold will equal $10. In addition, if the Ending Value equals the Starting Value, the return on the Notes will be zero and the payment you receive at maturity for each Note you then hold will equal $10, regardless of whether the closing value was always within the specified range.

Some key characteristics of the Notes include:

£	Principal Protection. Your initial investment is 100% principal protected only if you hold your Notes to maturity. Notes sold in the secondary market prior to maturity are not principal protected. If you hold your Note to maturity, you will receive at maturity an amount in cash equal to your initial investment plus the Note Return Amount which may be positive or zero. If the Ending Value does not equal the Starting Value and if the closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date is BOTH greater than or equal to 651.94 (approximately 80% of the Starting Value) AND less than or equal to 1,096.07 (approximately 134.50% of the Starting Value), the Note Return Amount will be positive. In all other circumstances, the Note Return Amount

Principal Protected Notes	3

will be zero, and at maturity you will receive only your $10 initial investment per Note for each Note you then hold.

£	No Periodic Payments. You will not receive any periodic payments of interest or other periodic payments on the Notes. Instead, the return on the Notes, if any, will vary depending on the performance of the Underlying Index and will be paid at maturity depending and based upon (i) the closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date and (ii) the absolute value of the positive or negative percentage change in the value of the Underlying Index from the Pricing Date to the Valuation Date. The return on the Notes may be lower than that of a conventional fixed-rate debt security of Citigroup Funding of comparable maturity and may be zero. In addition, you will not receive any dividend payments or other distributions, if any, on the stocks included in the Underlying Index.

£	Contingent Limited Participation in Potential Change in Value of Underlying Index. In certain circumstances, the Notes potentially allow investors to gain from either the positive or negative return of the Underlying Index from the Pricing Date to the Valuation Date so long as the fluctuations in the closing value of the Underlying Index are within a specified range of values on every Index Business Day during the term of the Notes. If the closing value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date is greater than 1,096.07 (approximately 134.50% of the Starting Value) or is less than 651.94 (approximately 80% of the Starting Value), the return on the Notes will be zero. In addition, if the Ending Value equals the Starting Value, at maturity you will receive only your initial investment in the Notes even if the closing value of the Underlying Index on every Index Business Day during the term of the Notes is within the specified range.

£	Tax Treatment. The federal income tax treatment of the Notes differs from the tax treatment of traditional fixed-rate notes. The federal income tax treatment of the Notes will require U.S. investors to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis annually over the term of the Notes, although U.S. investors will receive no payments with respect to the Notes before maturity. Special rules will apply if the Underlying Index is greater than 1,096.07 (approximately 134.50% of the Starting Value) or is less than 651.94 (approximately 80% of the Starting Value) at any time before six months prior to maturity. Non-U.S. investors will generally not be subject to U.S. income or withholding tax, provided that certain certification requirements are met. See “Certain U.S. Federal Income Tax Considerations — United States Investors” in the pricing supplement for further information.

An investment in the Notes involves significant risks. You should refer to “Key Risk Factors for the Notes” below and “Risk Factors Relating to the Notes” in the pricing supplement related to this offering for a description of the risks.

Types of Investors
The Notes are not a suitable investment for investors who require regular fixed income payments since no interest payments or investment returns, if any, will be paid during the term of the Notes. These Notes may be an appropriate investment for the following types of investors:

£	Investors looking for exposure to equity index-linked investments on a principal protected basis who do not expect that on any Index Business Day from the Pricing Date to and including the Valuation Date the closing value of the S&P MidCap 400® Index will fluctuate upward by more than approximately 34.50% or downward by more than approximately

4	Principal Protected Notes

20% from its Starting Value or that the closing value on the Valuation Date will be equal to the Starting Value on the Pricing Date.

£	Investors who seek to add an equity index-linked investment to their portfolio for diversification purposes.

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $0.225 for each $10 Note sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive $0.200 from this underwriting fee for each Note they sell. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.200 from this underwriting fee for each Note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Note declines. You should refer to “Key Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution” in the pricing supplement related to this offering for more information.

Principal Protected Notes	5

Final Terms

Issuer:	Citigroup Funding Inc.

Security:	Contingent Absolute Return Principal Protected Notes Based Upon the S&P MidCap 400® Index Due September 7, 2010

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of the Issuer’s Obligations:	Aa3/AA-(Moody’s/S&P) based upon the Citigroup Inc. guarantee of payments due on the Notes and subject to change during the term of the Notes.

Principal Protection:	100% if held on the Maturity Date

Pricing Date:	August 22, 2008

Issue Date:	August 27, 2008

Valuation Date:	September 1, 2010

Index Business Day:
An Index Business Day means a day, as determined by the Calculation Agent, on which the banking institutions in New York are not authorized to be closed and the S&P MidCap 400® Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the S&P MidCap 400® Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the S&P MidCap 400® Index.

Maturity Date:	September 7, 2010

Issue Price:	$10 per Note

Underlying Index:	S&P MidCap 400® Index

Coupon:	None

Maturity Payment:	For each $10 Note, $10 plus a Note Return Amount, which may be positive or zero.

Note Return Amount:	For each $10 Note:

(i)     an amount equal to the product of (a) $10 and (b) the Absolute Index Return Percentage, if the closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date is BOTH less than or equal to 1,096.07 (approximately 134.50% of the Starting Value) AND greater than or equal to 651.94 (approximately 80% of the Starting Value), or

(ii) zero in all other circumstances

Absolute Index Return Percentage:
The Absolute Index Return Percentage will equal the percentage change in the closing value of the Underlying Index from the Pricing Date up to and including the Valuation Date, without regard to whether the change was positive or negative, expressed as a percentage:

Ending Value − Starting Value

Starting Value

Provided that if the above calculation results in a negative percentage, the Absolute Index Return Percentage shall be equal to the product of (i) the negative percentage computed above and (ii) − 1. Thus, the Absolute Index Return Percentage will always be positive or zero.

Starting Value:	814.92

Ending Value:	The closing value of the Underlying Index on the Valuation Date

Listing:	The Notes will not be listed on any exchange.

Underwriting Discount:	2.25% (including the 2.00% Sales Commission defined below)

Sales Commission Earned:	$0.200 per Note for each Note sold by a Smith Barney Financial Advisor

Calculation Agent:	Citigroup Global Markets Inc.

CUSIP/ISIN:	17313G431

6	Principal Protected Notes

Benefits of the Notes

£	Contingent Limited Participation in Potential Change in the Value of the Underlying Index. If held to maturity, the Notes potentially allow investors to gain from either a positive or negative percentage change in the closing value of the Underlying Index from the Pricing Date to the Valuation Date, so long as the closing value of the Underlying Index on every Index Business Day during that period is BOTH less than or equal to 1,096.07 (approximately 134.50% of the Starting Value) AND greater than or equal to 651.94 (approximately 80% of the Starting Value).

£	Principal Preservation. If you hold your Notes to maturity, at maturity you will receive at least your initial investment, regardless of the Ending Value of the Underlying Index or the closing values of the Underlying Index during the term of the Notes.

£	Diversification Potential. The Notes are linked to the Underlying Index and may allow you to diversify an existing portfolio mix of deposits, stocks, bonds, mutual funds and cash.

Key Risk Factors for the Notes

£	Possibility of No Appreciation. The return on the Notes, if any, depends on the closing value of the Underlying Index being within a specified range of values on every Index Business Day from the Pricing Date up to and including the Valuation Date and may be zero. If the closing value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date is greater than 1,096.07 (approximately 134.50% of the Starting Value) or is less than 651.94 (approximately 80% of the Starting Value), the payment you receive at maturity for each Note you then hold will be limited to your initial investment of $10 per Note, even if the Ending Value of the Underlying Index is greater than or less than its Starting Value. In addition, if the Ending Value equals the Starting Value, the return on the Notes will be zero and you will receive at maturity for each Note you then hold only your initial investment of $10 per Note, regardless of whether the closing value was always within the specified range.

£	Appreciation May Be Limited. The return on the Notes, if any, may be less than the return on an instrument that would permit you to participate fully in the appreciation of the Underlying Index or an investment in the stocks included in the Underlying Index. Because the Note Return Amount is based on the absolute value of the positive or negative percentage change in the closing value of the Underlying Index from the Pricing Date to the Valuation Date and because the Note Return Amount will equal zero if the closing value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date is greater than 1,096.07 (approximately 134.50% of the Starting Value) or is less than 651.94 (approximately 80% of the Starting Value), the Note Return Amount will not exceed approximately 34.50% (or 16.99% per annum on a simple interest basis) of your initial investment. In addition, if the Ending Value equals the Starting Value, at maturity you will receive your initial investment of $10 per Note even if the closing value of the Underlying Index on every Index Business Day during the term of the Notes is within the specified range. (See examples under “Hypothetical Maturity Payments” below).

£	No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the Underlying Index.

£	Potential for a Lower Comparable Yield. Because you will not receive any periodic payments of interest or any other periodic payments on the Notes, if the Ending Value is less than

Principal Protected Notes	7

1,096.07 or more than 651.94, the effective yield on the Notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity, even if the closing value of the Underlying Index has stayed within the specified range during the term of the Notes. The return on the Notes may be zero.

£	Exchange Listing and Secondary Market. The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets Inc. intends to make a secondary market in the Notes, it is not obligated to do so.

£	The Resale Value of the Notes May Be Lower Than Your Initial Investment. Due to, among other things, changes in the value of the Underlying Index, interest rates, the earnings performance of the issuers of the stocks included in the Underlying Index, other economic conditions, and Citigroup Funding and Citigroup’s perceived creditworthiness, the Notes may trade at prices below their initial issue price of $10 per Note. You could receive substantially less than your initial investment if you sell your Notes.

£	Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading in one or more of the stocks included in the Underlying Index or derivative instruments related to the Underlying Index by one or more of its affiliates and may receive a profit from these activities, even if the value of the Notes declines. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

£	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

Description of the S&P MidCap 400® Index

General

Unless otherwise stated, all information on the S&P MidCap 400 Index® provided in this offering summary is derived from S&P or other publicly available sources. The S&P MidCap 400® Index is published by S&P and is intended to provide a performance benchmark for the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1.5 billion to $5.5 billion.

As of June 30, 2008, the companies making up the S&P MidCap 400® Index had an aggregate adjusted market capitalization of approximately $1,051.22 billion. The aggregate market value of the 400® companies included in the S&P MidCap 400® Index represented approximately 7% of the aggregate market value of the U.S. equities market. The largest five sectors represented by the S&P MidCap 400 Index with the percentage of all sectors covered by the index indicated in parentheses were: Financials (14.71%), Information Technology (14.63%), Industrials (17.21%), Consumer Discretionary (11.70%) and Energy (11.03%).

8	Principal Protected Notes

THE S&P MIDCAP 400® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Historical Data on the S&P MidCap 400® Index

The following table sets forth the high and low closing values of the S&P MidCap 400® Index for each month in the period from January 2003 through July 2008. These historical data on the S&P MidCap 400® Index are not indicative of the future performance of the S&P MidCap 400® Index or what the market value of the Notes may be. Any historical upward or downward trend in the value of the S&P MidCap 400® Index during any period set forth below is not an indication that the S&P MidCap 400® Index is more or less likely to increase or decrease at any time during the term of the Notes.

	2003		2004		2005		2006		2007		2008
	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low

January	446.63	410.42	579.47	555.28	652.17	629.91	781.02	749.02	833.02	800.40	847.56	752.64
February	416.52	394.85	602.87	575.91	670.32	650.62	782.39	759.52	867.61	837.38	825.38	784.49
March	423.49	385.18	608.40	581.63	682.42	648.29	792.11	760.26	855.68	809.07	795.39	744.89
April	438.79	411.36	615.92	577.87	662.42	627.38	809.65	781.33	890.06	852.41	845.51	797.80
May	474.54	437.74	616.70	583.29	670.05	635.30	817.95	752.36	916.30	876.14	883.65	846.79
June	491.64	474.92	594.70	561.57	693.28	674.36	780.03	716.62	925.90	887.48	897.27	818.99
July	502.35	482.83	607.69	586.81	722.25	689.88	770.44	712.86	926.23	856.33	820.11	772.80
August	518.77	481.07	600.09	566.39	725.02	698.24	750.58	725.10	869.71	819.97
September	532.03	508.47	579.79	549.51	720.85	696.37	758.77	738.41	888.47	847.24
October	548.52	521.39	594.32	581.37	720.35	672.12	796.53	748.13	917.18	879.07
November	567.00	546.29	605.90	583.00	742.70	700.50	812.39	775.04	890.47	821.32
December	446.63	410.42	640.43	601.52	749.61	733.91	820.37	802.16	892.62	840.80

The following graph illustrates the historical performance of the S&P MidCap 400® Index based on the closing value thereof on each Index Business Day from January 2, 2003 through August 22, 2008. Past values of the S&P MidCap 400® Index are not indicative of future index values.

S&P MidCap 400® Index Daily Closing Values

On August 22, 2008, the closing value of the S&P MidCap 400® Index was 814.92.

Principal Protected Notes	9

License Agreement

S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the Notes.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this offering summary.

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P MidCap 400® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Notes. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Notes into consideration in determining, composing or calculating the S&P MidCap 400® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

“S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P MIDCAP 400® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MIDCAP 400® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P MIDCAP 400® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

Hypothetical Maturity Payments
The Note Return Amount will depend on the closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date and on the Ending Value of the Underlying Index. Because the closing value of the Underlying Index may be subject to significant variations over the term of the Notes, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Values of the Underlying Index on the return on the Notes at maturity, depending on whether the closing value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date is both less than or equal to approximately 133% of the Starting Value and greater than or equal to approximately 80% of the Starting Value. All of the hypothetical examples assume an investment in the Notes of $10, that the Starting Value is 800.00, that 133% of the Starting Value is 1,064.00, that 80% of the Starting Value is 640.00,

10	Principal Protected Notes

that the term of the Notes is 2 years, and that an investment is made on the initial issue date and held to maturity.

As demonstrated by the examples below, if the hypothetical closing value of the S&P MidCap 400® Index on every Index Business Day from the Pricing Date up to and including the Valuation Date is both less than or equal to 1,064.00 and greater than or equal to 640.00 the return will be equal to the Absolute Index Return Percentage and, so long as the hypothetical Ending Value does not equal the hypothetical Starting Value, the payment at maturity will be greater than the initial investment of $10 per Note. If, however, the hypothetical closing value of the S&P MidCap 400® Index on any Index Business Day from the Pricing Date up to and including the Valuation Date is greater than 640.00 or less than 1,064.00, the return on the Notes will be zero, regardless of whether the hypothetical Ending Value is greater than or less than the hypothetical Starting Value.

Principal Protected Notes	11

		Scenario I:
		All Closing Values Are Less Than		Scenario II:
		or Equal to 1,064.00 and Greater		One or More Closing Values Are Greater
		Than or Equal to 640.00(1)		Than 1,064.00 or Less Than 640.00(2)

Hypothetical
Ending Value of	Percentage Change
S&P MidCap	from the Starting Value	Total	Total	Total	Total
400®	to the Ending Value	Return on	Payment at Maturity	Return on	Payment at Maturity
Index	(%)	the Notes	on the Notes	the Notes	on the Notes

560.00	−30.0%	NA	NA	0.0%	$10.00

580.00	−27.5%	NA	NA	0.0%	$10.00

600.00	−25.0%	NA	NA	0.0%	$10.00

620.00	−22.5%	NA	NA	0.0%	$10.00

640.00	−20.0%	20.0%	$12.00	0.0%	$10.00

660.00	−17.5%	17.5%	$11.75	0.0%	$10.00

680.00	−15.0%	15.0%	$11.50	0.0%	$10.00

700.00	−12.5%	12.5%	$11.25	0.0%	$10.00

720.00	−10.0%	10.0%	$11.00	0.0%	$10.00

740.00	−7.5%	7.5%	$10.75	0.0%	$10.00

760.00	−5.0%	5.0%	$10.50	0.0%	$10.00

780.00	−2.5%	2.5%	$10.25	0.0%	$10.00

800.00	0.0%	0.0%	$10.00	0.0%	$10.00

820.00	2.5%	2.5%	$10.25	0.0%	$10.00

840.00	5.0%	5.0%	$10.50	0.0%	$10.00

860.00	7.5%	7.5%	$10.75	0.0%	$10.00

880.00	10.0%	10.0%	$11.00	0.0%	$10.00

900.00	12.5%	12.5%	$11.25	0.0%	$10.00

920.00	15.0%	15.0%	$11.50	0.0%	$10.00

940.00	17.5%	17.5%	$11.75	0.0%	$10.00

960.00	20.0%	20.0%	$12.00	0.0%	$10.00

980.00	22.5%	22.5%	$12.25	0.0%	$10.00

1,000.00	25.0%	25.0%	$12.50	0.0%	$10.00

1,020.00	27.5%	27.5%	$12.75	0.0%	$10.00

1,040.00	30.0%	30.0%	$13.00	0.0%	$10.00

1,064.00	33.0%	33.0%	$13.30	0.0%	$10.00

1,084.00	35.5%	NA	NA	0.0%	$10.00

1,104.00	38.0%	NA	NA	0.0%	$10.00

1,124.00	40.5%	NA	NA	0.0%	$10.00

1,144.00	43.0%	NA	NA	0.0%	$10.00

1,164.00	45.5%	NA	NA	0.0%	$10.00

1,184.00	48.0%	NA	NA	0.0%	$10.00

The examples are for purposes of illustration only. The actual Note Return Amount will depend on the actual Starting Value, the actual closing values of the S&P MidCap 400® Index during the term of the Notes, the Ending Value, and other relevant parameters.

(1)	The hypothetical value of the S&P MidCap 400® Index on every Index Business Day from the Pricing Date up to and including the Valuation Date has been less than or equal to 1,064.00, which is 133% of the hypothetical Starting Value, and greater than or equal to 640.00, which is 80% of the hypothetical Starting Value.

(2)	The hypothetical value of the S&P MidCap 400® Index on any Index Business Day from the Pricing Date up to and including the Valuation Date has been greater than 1,064.00, which is 133% of the hypothetical Starting Value, or less than 640.00, which is 80% of the hypothetical Starting Value.

12	Principal Protected Notes

Certain U.S. Federal Income Tax Considerations
The following summarizes certain federal income tax considerations for initial U.S. investors (U.S. Holders) that hold the Notes as capital assets.

All investors should refer to the pricing supplement related to this offering and the accompanying prospectus supplement and prospectus for additional information relating to U.S. federal income tax and should consult their tax advisors to determine the tax consequences particular to their situation.

Because the Notes are contingent payment debt obligations of Citigroup Funding, U.S. Holders will be required to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the Notes. This tax OID (computed at an assumed comparable yield of 4.4503% compounded semiannually) will be includible in a U.S. Holder’s gross income (as ordinary income) over the term of the Notes (although holders will receive no payments on the Notes prior to maturity), and generally will be reported to non-corporate Holders on an IRS Form 1099. The assumed comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of tax OID is based on an assumed amount representing all amounts payable on the Notes. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payments to be made in respect of, the Notes. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a U.S. Holder will have recognized taxable income in periods prior to maturity that exceeds that holder’s economic income from holding the Notes during such periods (with an offsetting ordinary loss). If the amount we actually pay at maturity is, in fact, higher than this assumed amount, then a U.S. Holder will be required to include such additional amount as ordinary income. If a U.S. Holder disposes of the Notes, the U.S. Holder will be required to treat any gain recognized upon the disposition of the Notes as ordinary income (rather than capital gain).

Special rules will apply if the S&P MidCap 400® Index is greater than 1,096.07 (approximately 134.50% of the Starting Value) or is less than 651.94 (approximately 80% of the Starting Value) at any time before six months prior to maturity, so that the amount paid at the maturity of the Notes would become fixed.

In the case of a holder of the Notes that is not a U.S. person (a Non-U.S. Holder) all payments made with respect to the Notes and any gain realized upon the sale or other disposition of the Notes should not be subject to U.S. income or withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS Form W-8 or substitute form) and such payments and gain are not effectively connected with a U.S. trade or business of such holder.

Notes beneficially owned by a Non-U.S. Holder who at the time of death is neither a resident nor a citizen of the United States should not be subject to U.S. federal estate taxes.

You should refer to the pricing supplement for additional information relating to U.S. federal income tax treatment and should consult your own tax advisors to determine tax consequences particular to your situation.

Principal Protected Notes	13

ERISA and IRA Purchase Considerations
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Market affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

Additional Considerations
If no closing value of the S&P MidCap 400® Index is available on the Valuation Date or on any other relevant Index Business Day, the Calculation Agent may determine the value of such index or Currency Exchange Rate in accordance with the procedures set forth in the pricing supplement related to this offering. In addition, if the S&P MidCap 400® Index is discontinued, the Calculation Agent may determine the value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the value of the S&P MidCap 400® Index prior to any such discontinuance. You should refer to the sections “Description of the Notes — Note Return Amount”, “— Discontinuance of the S&P MidCap 400® Index” and “— Alteration of Method of Calculation” in the related pricing supplement for more information.

“Standard & Poor’s®,” “S&P MidCap 400®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding Inc.’s affiliate, Citigroup Global Markets Inc. The Notes have not been passed on by Standard & Poor’s or The McGraw-Hill Companies. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and The McGraw-Hill Companies and none of the above makes any warranties or bears any liability with respect to the Notes. © 2008 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.